Exhibit (p)(5)

RFG ADVISORY, LLC

CODE OF ETHICS

August 2024

Table of Contents

Statement of General Policy	3

Acknowledgement	3

Reporting Violations and Sanctions	4

Gifts and Entertainment	4

Personal Securities Trading Limitations	5

Personal Securities Transactions	5

Front Running	7

Margin Transactions	7

Prohibition Against Insider Trading	8

Blackout Period	10

Rumor Mongering	10

Political Contributions – “Pay-to-Play Rule”	12

Privacy	13

Proxy Voting	15

Records	15

Service as an Officer or Director	16

Whistleblower	16

Page 2 | 17

Statement of General Policy

Supervised Persons—For the purposes of this policy, a supervised person is anyone employed as an employee or contractor by RFG Advisory.

RFG Advisory’s Code of Ethics (the Code) serves as a behavior guide. Our reputation is a direct reflection of your conduct.

Purpose of the Code of Ethics:

●	Ensure high ethical standards and protect your clients’ best interests
●	Prevent activities that may lead to or give the appearance of conflicts of interest
●	Prevent insider trading and other forms of prohibited or unethical business conduct
●	Govern your personal securities trading activities including your immediate family/household accounts and accounts in which we (employees) have a beneficial interest.
●	Avoid actual or potential conflicts of interest

RFG Advisory and its Supervised Persons must follow specific fiduciary obligations and duties. Specifically, you must:

●	Put your clients’ best interest before your own
●	Not take inappropriate advantage of your position with RFG
●	Provide suitable, practical, independent investment advice that meets your clients’ needs
●	Obtain best execution for your Clients’ trades when possible
●	Direct brokerage transactions for the Client

Seek Compliance’s advice about the Code and how the Code applies to you. Strict compliance with the Code is a basic condition of your employment and/or registration with RFG Advisory.

Substantial breach of this Code may lead to disciplinary action, including termination of your employment and/or registration with RFG Advisory.

When your Clients’ interests aren’t adversely affected or compromised, Compliance may grant exceptions to provisions in the Code. Personal securities trading decisions should always be executed in favor of your Client, even against your interests.

Notify Compliance if you become involved in or threatened with litigation, an administrative investigation, or legal proceeding of any kind.

●	To the extent permissible by law and applicable regulations, RFG Advisory shall keep such information confidential.

Acknowledgement

RFG Advisory will provide you with a copy of the Code annually and notify you of any potential changes to the Code. You must acknowledge in our Compliance App, Orion Compliance, that you:

(i)	Received a copy of the Code

(ii)	Read and understand all provisions of the Code

(iii)	Agree to abide by the Code.

(iv)	Reported all personal/dependent accounts and holdings

You will do the above with potential amendments to the Code, asking Compliance any questions you may have about potential changes.

Page 3 | 17

Reporting Violations and Sanctions

You must promptly report to the Compliance Department all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code is a violation of the Code.

The CCO shall promptly report to senior management all apparent violations of this Code. Senior management shall consider these reports and determine whether the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include:

●	formal reprimands,
●	monetary fine or assessment, or
●	suspension or termination of the employee’s employment with the firm.

Gifts and Entertainment

Policy

Gift	Business Entertainment	Life Event Gift
$100 per client annually Given or received	Reasonable value; $250 limit per person per event; not so frequent as to establish a trend	No more than $250 per client
Pre-approval required before giving/receiving gifts to/from government agencies or related people		Occasional company swag isn’t considered a gift
Applicable gift laws/rules must be followed.
Report gifts of no more than $250/year per person to DOL on Form LM-10 for certain Taft-Hartley Plan Trustees

Reporting Requirements

●	Supervised Persons who accept or give, directly or indirectly anything of value from any person or entity that does business with or on behalf of RFG Advisory, including gifts with a value in excess of $100 per year and business entertainment in excess of $250 per event* must obtain consent from the CCO before accepting/providing them.
o	Supervised Persons are to report all gifts and entertainment to RFG Advisory using Salesforce appending to the client or prospect record.
o	Questions or concerns about the appropriateness of any potential gift or entertainment should be directed to the Compliance Department.

Note: Advisers are required to report gifts to the DOL for certain Taft-Hartley Plan Trustees (e.g., payments of $250 or more per year per person must be reported on Form LM-10).

According to the DOL’s Enforcement Manual, gifts and entertainment from one individual or entity that have an aggregate annual value of less than $250 (and that do not violate any plan policy or provision) are considered “insubstantial” and are generally not treated as violations of ERISA Section 406(b)(3).

Page 4 | 17

Personal Securities Trading Limitations

●	Our fiduciary duty requires you to put your clients’ interests before your own.
●	Volume and frequency of your trading will be reviewed regularly.
●	Excessive trading may prevent you from performing your duties to your clients.
●	RFG Advisory’s Management and Compliance Teams may impose heightened supervision or trading restrictions when deemed necessary.

Personal Securities Transactions

Policy

RFG Advisory has adopted the following policies governing personal investment activities by RFG Advisory’s Supervised Persons:

●	The interests of Client Accounts shall always be placed first;
●	All personal securities transactions shall be conducted to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
●	Supervised Persons must not take inappropriate advantage of their positions; and The Code of Ethics rule mandates pre-approval for all IPO and Private Securities Transactions.
●	Ongoing monitoring for future potential conflicts of interest.

You are required to report personal and dependent investment accounts, including those held at RFG Advisory (or your DBA) for the below people:

This includes:

●	Your spouse	●	Accounts that you directly control	●	Have a financial interest in.
●	Minor children	●	Those individuals you financially support	●	Those you hold Power of Attorney (POA) for, or act as a Trustee of
●	Individuals living in the same household	●	Individuals you receive financial support from
●	Parents, if providing support

Exceptions:

●	Mutual Fund direct accounts
●	Variable Annuities,
●	529 Plans
●	401k accounts without the ability to buy individual stocks or options
●	Cold wallets (offline wallets that hold cryptocurrency)

Page 5 | 17

Procedures

Initial Holdings Report

Complete Initial Holdings Form in the Orion Compliance App.

Within 10 days of hire, you must file an Initial Holdings Form in our Orion Compliance App containing the following information for accounts held by you personally, any dependents or members of your household (defined as someone who receives 25% or more of their financial support from the supervised person):

●	Account name(s) and number(s);
●	Name of broker-dealer or bank, with whom the Supervised Person maintains the Account(s) in which any securities were held for the direct or indirect benefit of the Supervised Person and a member of their immediate family or a dependent (Covered Account);
●	The name and type of security, exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security; and
●	The date that the report is submitted to RFG.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person. Supervised personnel are required to report any updates to their personal and dependent account(s) in Orion Compliance under Manage Trading Accounts.

Annual Holdings Report

You’re required to file an account statement or an annual holdings report showing the same information required in the initial holdings report as described above dated within 45 days of reporting through the RFG Annual Questionnaire on our Compliance App when prompted to do so. [204A-1(b)(ii)(B)]

Transaction Reports

You are required to link your Covered Account(s) in the Orion Compliance app to ensure an electronic feed of all account activity is captured by RFG.

If a link to Orion Compliance is unavailable for certain firms the Supervised Person must arrange to transfer that account to a firm that will feed into the app for timely monitoring of trading activity within 30 days of hire of onboarding unless it is managed by a third party or another advisor in a discretionary manner.

Exempt Transactions

A Supervised Person need not link or submit a report with respect to:

●	529 Accounts, Direct Mutual Fund, VA’s, non-traded REITS at the sponsor and similar accounts that cannot purchase individual securities;
●	Any investment account over which the Supervised Person has no direct or indirect influence or control; or
●	Transactions effected pursuant to an automatic investment plan.

Page 6 | 17

Monitoring and Review of Personal Securities Transactions

●	Transaction reviews will be conducted through Orion Compliance;
●	The Compliance Department monitors and reviews reports required under this Code for compliance with RFG Advisory policies regarding personal securities transactions and applicable SEC rules and regulations. If inquiries are initiated Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by RFG Advisory;
●	The CCO shall at least annually identify all Supervised Persons who are required to file reports pursuant to the Code and shall inform such Supervised Persons of their reporting obligations;
●	Transactions are reviewed routinely and compared to Client transactions.

Front Running

You are required to follow RFG Advisory’s restricted trading periods policy. You should place, execute or withdraw client securities trades before executing or placing trades for your personal and dependent accounts in the same security unless your trades are part of a larger block for a model that includes your clients.

For partial executions, your client orders must be filled first before your personal/dependent orders may be filled.

This doesn’t apply to:

●	Mutual fund orders
●	Trades placed as block orders where the average execution price is received by all may include your personal and dependent Account(s).

Margin Transactions

A margin sell out that occurs when you are aware of material, nonpublic information on the security sold may be considered insider trading, even if you lacked control over the securities sold to meet your margin call.

Education

RFG Advisory will provide you with continuing training regarding our Code of Ethics and related issues, reminding you of your obligations, and/or in response to amendments and regulatory changes.

General Sanction Guidelines

●	All required filings and reports under the firm’s Code of Ethics shall be monitored by the Compliance Department.
●	The Compliance Department shall receive and review report(s) of violations periodically.
●	Violators will be subject to an initial written notification.
●	Repeat violations shall receive escalating reprimands including administrative warnings, heightened supervision, limitations of personal trading privileges, a monetary fine, or termination.

RFG Advisory may apply any appropriate sanction as deemed appropriate.

Page 7 | 17

Prohibition Against Insider Trading

Introduction

●	You and RFG Advisory may be subject to extensive penalties if you trade securities while in possession of material, nonpublic information, or improperly communicating that information to others.
●	The SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the offeror or, the target company or anyone acting on behalf of either.
o	Both the “tipper” and “tippee” will be held to account in such instances.

You should exercise extreme caution any time you become aware of nonpublic information relating to a tender offer.

●	Disclose this information promptly to Compliance via our Insider Information Form.
●	Criminal sanctions may include the imposition of a monetary fine and/or imprisonment.
●	The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry.
●	You and RFG Advisory may be sued by investors seeking to recover damages for insider trading violations.

You must report potential insider information immediately in the Orion Compliance App via the Insider Information form if you have any reason to believe that you have insider information, insider information has been shared by you or you have reason to believe that insider trading may have occurred.

Policy

RFG Advisory’s policy prohibits you from acting upon, misusing, or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to Compliance’s or senior management’s attention.

Any violations of the firm’s policy will result in disciplinary action and/or termination.

What is Material Information?

Information is material where there is the likelihood that a reasonable investor would consider it important in making his or her investment decisions. This includes any information whose disclosure will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. You should direct any questions about whether this information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

“Material nonpublic information” (MNPI) relates to RFG Advisory securities recommendations and Client securities holdings and transactions.

Page 8 | 17

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. After information has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed, such information is considered public information.

Identifying Inside Information

Before executing trades, including for Client Accounts, Supervised Persons must determine whether they have access to material, nonpublic information. Supervised Person who suspect that they have access to material, nonpublic information, you should take the following steps:

●	Immediately report the information via Orion Compliance’s Insider Information form and proposed trade.
●	Do not purchase or sell the securities on behalf of yourself or others;
●	Do not communicate the information inside or outside the firm, other than to the CCO; and
●	After the CCO has reviewed the issue, the firm shall determine whether the information is material and nonpublic and, if so, what action the firm will take.

When in doubt, consult with our CCO before taking any potential action.

Contacts with Public Companies

●	RFG may make investment decisions based on conclusions formed through contacts with public companies as part of our research efforts and analysis of publicly available information.
o	When, in the course of these contacts, you or another person subject to this Code become aware of material, nonpublic information, you should report via our Inside Information Form.
o	To protect you, our Clients, and the firm, report the possible insider information to Compliance Department immediately via the Insider Information Form if you believe that you may have received material, nonpublic information.

Value Added Investors

A list of clients or investors who may be an insider to a public company, portfolio manager, trader, expert consultant, all of which the SEC has defined as “value-added investors” will be used to create a restricted stock list. This list will be available to all Advisors and trading in issues related to these persons will require pre-approval from the CCO.

Tender Offers

Tender offers represent a concern in the law of insider trading for two reasons:

1.	Tender offer activity often produces exceptional fluctuations a target company’s securities prices.

2.	Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

Page 9 | 17

Procedure

RFG has adopted various procedures to implement the firm’s insider trading policy and conducts reviews to monitor and reasonably ensure the firm’s policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

●	The Insider Trading Policy is distributed and acknowledged in writing to all Supervised Persons annually and new Supervised Persons upon hire;
●	Supervised Persons must report all business, financial or personal positions that may result in access to material, non-public information;
●	Will review all reportable personal investment activity for Supervised Persons and related Accounts in Orion Compliance;
●	Through a questionnaire solicit from Advisors annually a list of any value-added investors to compare versus existing records, updating as necessary;
●	Will maintain a restricted stock list on its intranet site available to all supervised persons for reference;
●	Deploys Orion Compliance technology to block and alert the Compliance Department if transactions are entered for a restricted stock and its derivatives.
●	Provide guidance to Supervised Persons on any insider trading situation or question; and
●	Prepare a written report to management and/or legal counsel of any possible violation of the firm’s Insider Trading Policy for implementing disciplinary action or termination.

Blackout Period

The Blackout Period is the time between when an Insider provides initial notice to RFG of their intent to trade in the subject security and when their orders are executed or cancelled. This period is restricted, no Supervised Person (Advisors, Administrators, Clerical) assigned to the branch shall purchase or sell, directly or indirectly, the subject security (or related derivatives) on a day during which their insider client has a pending buy or sell order in that same security until the customer order is executed or withdrawn.

Further, no trades in the subject security can be traded in any of the branch’s client accounts during this period.

●	A person may be deemed an insider based on relationships with immediate family members, someone they financially support or someone living in the same household who is a designated insider.
●	Report possible insider information with our Insider Information Form.
●	Report insider status or an update to insider status with our Insider Status Report Form.

Rumor Mongering

Spreading false rumors to manipulate the market to capitalize on the effect of such dissemination for personal or Client Accounts is:

●	Illegal under U.S securities laws
●	Vigorously investigated and prosecuted

Page 10 | 17

●	Considered to be a highly detrimental form of market abuse by regulators
●	Damages investor confidence and companies constituting important components of the financial system.
●	Unethical and shall not be tolerated, even when it potentially benefits our clients.
●	We ensure that you neither generate rumors nor pass on rumors to Clients or other market participants in an irresponsible manner through policies and procedures in place.

Unless, a rumor turns out to be true, trading on unsubstantiated information creates the risk that the firm may trade on inside information which was leaked in violation of the law.

Policy

You may not originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

What is a rumor?

●	“Rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual, but which is unsubstantiated.
●	A clear expression of opinion, such as an analyst’s view of a company’s prospects is not a rumor.
●	Rumors often originate from Internet blogs or bulletin boards among other sources.

When is a rumor unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

●	Not published by widely circulated public media, or
●	The source is not identified in writing, and
●	There has been no action or statement by a regulator, court, or legal authority lending credence to the rumor, or
●	There has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

Legitimate business purposes for communicating a rumor externally: Legitimate business purposes for discussing rumors outside of the confines of the firm include:

●	When a Client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or
●	Discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in which a rumor can be communicated externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

●	Provides the origin of the information (where possible);
●	Gives it no additional credibility or embellishment;
●	Makes clear that the information is a rumor;
●	Makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a Client Account is based principally on a rumor, the portfolio manager or trader must obtain the prior written approval from the CCO or CIO.

Page 11 | 17

Political Contributions – “Pay-to-Play Rule”

The ‘Pay-to-Play Rule’ imposes restrictions on political contributions made by investment advisors and their “covered associates” (Supervised Persons) that seek to manage assets of state, or local governments.

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	The purpose of influencing any election for state, or local office;
●	The payment of debt incurred in connection with any such election; or
●	Transition or inaugural expenses incurred by a successful candidate for state or local office.

The Pay to Play Rule contains three major prohibitions:

●	If the Supervised Person makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, RFG Advisory is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period);
●	RFG Advisory and covered associates are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the advisor is providing to or seeking business from a Government Client;
●	Limits the ability of an advisor and its covered associates to compensate a third party to solicit advisory business or an investment from a government entity Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment advisor

Policy

You may make political contributions with written pre-approval to elected officials, candidates, and others, consistent with this policy and regulatory requirements.

It’s never appropriate to make or solicit political contributions or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. We restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser for those entities.

Procedure

RFG has adopted various procedures to monitor and reasonably ensure the firm’s policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

●	You are required to get pre-approval of political contributions, including those by a spouse using a joint account documenting this approval in Orion Compliance. This ensures that you do not exceed the rules de minimis amount:

Candidate you can vote for	Candidate you can’t vote for
$350 /candidate per election	$150/candidate per election

●	Compliance monitors and maintains records detailing political contributions made by the you and firm, including records of approval;
●	New Hires must disclose political contributions made in the 2 years prior to joining our firm.
●	We keep records of political contributions triggering the two-year ‘time out’ period, even after you’ve left our firm.

Page 12 | 17

●	You are required to confirm that you have reported all political contributions annually.
●	Before you accept a new advisory Client that is a government entity, Compliance reviews political contributions made by Supervised Persons to reasonably ensure that any such contribution(s) did not exceed the rule’s permissible de minimis amount; and
●	Annually monitor and maintain records identifying all government entities to which RFG provides advisory services.

Privacy

Policy

As a registered investment adviser, RFG Advisory must comply with SEC Regulation S-P.

●	Registered advisers are required adopt policies and procedures to protect the non-public personal information of natural person consumers and customers.
o	We are required to disclose our policies and procedures for protecting that information.

Our firm must also comply with SEC Regulation S-AM:

●	Clearly and concisely communicate the potential marketing use of information disclosed to you by our clients.
●	Offer our clients a reasonable opportunity to opt out of marketing solicitations with a simple method.
●	Ensure that our clients haven’t opted out. In the event of a data breach:
o	You (and RFG Advisory) are required to notify anyone who may have been impacted by this security breach, especially if it may compromise their personally identifiable information (PII).

Procedure

RFG has adopted various procedures to implement the firm’s policy and conducts reviews to monitor and reasonably ensure the firm’s policy is observed, implemented properly, and amended or updated, as appropriate, which include the following:

Non-Disclosure of Client Information

RFG does not share any PII with any nonaffiliated third parties, except in the following circumstances:

●	As necessary to provide the service that the Client has requested or authorized, or to maintain and service the Client’s Account;
●	As required by parties contracted with, such as our broker-dealer, PCS;
●	As required by regulatory authorities or law enforcement officials who have jurisdiction over RFG or as otherwise required by any applicable law;
●	To protect the confidentiality or security of the financial institution’s records against fraud and for institutional risk control purposes; and
●	To provide information to the firm’s attorneys, accountants and auditors or others determining compliance with industry standards.

Page 13 | 17

You are prohibited from disclosing PII to any person or entity outside of RFG, including family members, except under the circumstances described above.

You are permitted to disclose PII only to other RFG employees who need to have access to this information to deliver our services to the Client.

According to The Broker Protocol, Financial Advisors registered with RFG Advisory, upon termination, may take copies of their Client’s personal information including:

● Client Name	● Mailing Address	● Phone Numbers
● Account Titles	● Email Address

If a Financial Advisor elects to sell all or some portion of their advisory business, the above information may be shared with the acquiring Financial Advisor and new firm.

Safeguarding and Disposal of Client Information

RFG Advisory has adopted the following policies and procedures to protect the security of Confidential Client Information:

●	PII is restricted to those who need to know this information to provide services to our Clients or data input for the firms Books and Records;
●	Conversations involving Confidential Client Information must be conducted with care for keeping that information private.
●	If you have access to PII, you are required to keep this information in a secure office, locked cabinet, or in secure cloud storage.
o	All electronic or computer files containing Confidential Client Information must be password secured and firewall protected from access by unauthorized persons.
o	All mobile devices including company issued or employee provided must utilize a pin or password to access the device if company email and/or applications are accessible via the device;
●	Safeguarding standards encompass all aspects of RFG that affect security. Examples of important safeguarding standards that RFG may adopt include:
o	Avoid transmitting or receiving PII or transaction-specific information via text message (SMS).
o	Access controls on customer information systems, including controls to authenticate and permit access only to authorized individuals and to prevent Supervised Persons from providing customer information to unauthorized individuals who may seek to deceitfully obtain this information
o	Access restrictions at physical locations containing customer information, such as buildings and records storage facilities to permit access only to authorized individuals;
o	Encryption of electronic customer information, including while in transit or in storage on networks or systems to which unauthorized individuals may have access;
o	Ensuring measures are put in place for the ability to access Client information from any third- parties, including CRM systems, in order to review, delete, or perform security assessments, as necessary;

Page 14 | 17

o	Procedures designed to ensure that customer information system modifications are consistent with the firm’s information security program (e.g., independent approval and periodic audits of system modifications);
o	Dual control procedures, segregation of duties, and Supervised Persons background checks for Supervised Persons with responsibilities for or access to customer information;
o	Requiring all Supervised Personnel maintain a clean desk after each work day, locking up any confidential information in their possession
o	Monitoring systems and procedures to detect actual and attempted attacks on or intrusions into customer information systems;

Privacy Notice Delivery

RFG Advisory will provide each natural person Client with initial notice of the firm’s current privacy policy when the Client relationship is established. RFG shall also provide each such Client with a new notice of the firm’s current privacy policies at least annually if there has been a change.

If RFG Advisory shares PII relating to a non-California consumer with a nonaffiliated company under circumstances not covered by an exception under Regulation S-P, the firm will deliver to each affected consumer an opportunity to opt out of such information sharing.

RFG Advisory shares PII relating to a California consumer with a nonaffiliated company under circumstances not covered by an exception under SB1, the firm will deliver to each affected consumer an opportunity to opt in regarding such information sharing.

Any Supervised Person who violates the Privacy Policy shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Proxy Voting

All Supervised Personnel are prohibited from voting any proxy ballots that they receive for their personal and related accounts due to the potential conflict of interest with clients’ best interest.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of RFG Advisory’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of RFG Advisory;
●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any custodial account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, Supervised Persons; and
●	A record of any decision and reasons supporting such decision to approve a Supervised Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Page 15 | 17

Service as an Officer or Director

Policy

You can’t serve as an Officer or on the Board of Directors (Board) of any publicly or privately traded company without prior authorization by the CCO or delegate, based upon a determination that any such Board service or Officer position would be consistent with the interest of RFG Advisory’s Clients. Where Board service or an Officer position is approved, RFG Advisory shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Whistleblower

Policy

●	You are required to act with the utmost loyalty and integrity in your dealings with our Clients, customers, stakeholders, and one another.
●	Improper conduct on the part of any employee puts the firm and company personnel at risk.
o	Managers and senior management cannot stop or remedy misconduct unless they know about it.
●	You are required to promptly report any concerns about potentially illegal conduct as well as violations of our company’s policies.
●	If you see something, say something.
●	You are encouraged to openly discuss any potential concerns with our Compliance Department directly or submit a tip via our Compliance App.
●	Compliance is here to listen to and advise those we supervise to protect RFG Advisory and our clients from legal, regulatory, and reputational risk.
●	We have a commitment to investigating and responding to any potential allegations received as required by applicable laws and regulations.

Anti-Retaliation

RFG Advisory operates on an anti-retaliation basis for all information received in good faith. A Supervised Person who submits a complaint in good faith will experience no retaliation, harassment, or unfavorable or adverse employment consequences. Any Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, up to and including termination. A Supervised Person who believes they’ve been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action via our Orion Compliance app, to the CCO or to the firm’s President in the event the concern pertains to the CCO.

Reporting Potential Misconduct

Supervised Persons may report potential misconduct or suspected violations of rules, regulations, or applicable local, state and federal laws by going to the Orion Compliance app in Orion and clicking ‘Report Incident.’ The report may be submitted anonymously if the individual so elects. If Remain Anonymous is selected, RFG Advisory will have no way to trace the information source.

Reports of violations or suspected violations may also be reported to the CCO or a member of the Compliance Department. All members of the Compliance Department will keep reports of suspected violations anonymous if requested by the person making the report. Supervised Persons may report suspected improper activity by the CCO to the firm’s President.

Page 16 | 17

Alternatively in accordance with Section 922 of the Dodd Frank Wall Street Reform Act and Section 21 F of the Securities Exchange Act of 1934 matters can be reported directly to the SEC at https://www.sec.gov/whistleblower/submit-a-tip

Responsibility of the Whistleblower

You must act in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination.

Handling of Reported Improper Activity

RFG Advisory shall take seriously any report regarding a potential violation of firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are assured that the firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable RFG Advisory to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation

If you submit a complaint in good faith, it is policy that you won’t experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination. A Supervised Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the firm’s President in the event the concern pertains to the CCO.

Any employment contract or agreement that contains retaliatory provisions or otherwise requires the reporting of instances of impropriety, fraud or violations of law at the firm exclusively to the firm and its senior management and/or otherwise prohibits the reporting, either directly or indirectly, to any regulatory body, such as the U.S. Securities and Exchange Commission, shall be deemed null and void. The provisions of this Whistleblower policy, particularly with respect to non-retaliation, shall supersede any employment or other agreements, either written or verbal, regardless of the execution date of any such agreement.

Page 17 | 17